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                                  IMPCO Technologies, INC.
                         COMPUTATION OF NET INCOME PER SHARE
                     Nine months ended January 31, 1998 and 1997
                                   ---------------

                            Three months ended          Nine months ended
                                January 31,                January 31,
                         ------------------------   ------------------------
                            1998         1997          1998         1997
                         -----------  -----------   -----------  -----------
BASIC CALCULATION:

 Net income
  before dividends       $ 1,345,766   $  767,882    $3,325,739   $2,120,470
 Dividends on
  preferred stock           (148,749)    (145,033)     (446,248)    (435,094)
                         -----------  -----------   -----------  -----------
 Net income                1,197,017      622,849     2,879,491    1,685,376

                         -----------  -----------   -----------  -----------

 Weighted average number
  of common shares
  outstanding              6,625,179    5,733,541     6,087,671    5,700,150

                         -----------  -----------   -----------  -----------
                         -----------  -----------   -----------  -----------
 Net income per share          $0.18        $0.11         $0.47        $0.30
                         -----------  -----------   -----------  -----------
                         -----------  -----------   -----------  -----------

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
DILUTED CALCULATION:

 Net income                        $ 1,197,017   $  622,849    $2,879,491   $1,685,376


Add: Dilutive effect on
  Preferred Stock Dividends            148,748            -       446,248            -
                                   -----------  -----------   -----------  -----------
 Net income applicable to
  common stock for
  calculation of net
  income per share                 $ 1,345,765   $  622,849    $3,325,739   $1,685,376

 Weighted average number
  of common shares
  outstanding                        6,625,179    5,733,541     6,087,671    5,700,150

Dilutive effect of
 outstanding stock
 options and warrants                  643,891      378,583       686,630      395,290

Additional common shares
 assuming conversion of
 preferred stock                     1,123,489            -     1,123,489            -

                                   -----------   -----------   -----------  -----------
 Weighted average number
  of common shares, as
  adjusted for calculation
  of net income per share            8,392,559    6,112,124     7,897,790    6,095,440
                                   -----------   -----------   -----------  -----------
                                   -----------   -----------   -----------  -----------
 Net income per share
     Basic                               $0.18        $0.11         $0.47        $0.30
     Diluted                             $0.16        $0.10         $0.42        $0.28
                                   -----------   -----------   -----------  -----------
                                   -----------   -----------   -----------  -----------


(1) The conversion of preferred stock was not assumed for the three-month and nine-month period ending January 31, 1997 since its effect would be antidilutive.

(2)  For additional disclosure regarding common stock and warrants, see Note 3.

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